UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)        February 10, 2006

Matritech, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-12128	04-2985132
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

330 Nevada Street, Newton, Massachusetts	02460
(Address of principal executive offices)	(Zip Code)

(617) 928-0820
(Registrant’s Telephone Number, Including Area Code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 10, 2006, the Compensation Committee of Matritech’s Board of Directors met to review the performance of the Company for 2005 and to determine the corporate performance rating under the Company’s Amended and Restated Management Bonus Plan as of December 9, 2005 (the “Plan”). The Compensation Committee reviewed each corporate objective and the extent to which each objective was fully or partially achieved. Based on this review and assessment, and despite the fact that revenues increased 39% over the prior year and revenues from sale of the Company’s NMP22® BladderChek® Test increased 72% over the prior year, the Committee determined that certain corporate objectives had not been fully achieved for the 2005 year. The Compensation Committee viewed the Company’s performance as acceptable and determined that a performance rating of “minimum” was appropriate. However, after exercising its best business judgment about all objectives and the level of achievement for each, the Committee determined that the performance rating factor of 70-89% was inappropriate and awarded a performance rating factor of 50%. The Committee intends to award bonuses to executive officers at a later meeting during the first quarter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATRITECH, INC.

Date: February 15, 2006	By:	/s/ Stephen D. Chubb
Name: Stephen D. Chubb
Title: Chief Executive Officer